CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
United Dominion Realty Trust, Inc.



We consent to the incorporation by reference in the previously filed Registration Statement Form S-3 No. 33-40433, Registration Statement Form S-3 No. 33-32930, Registration Statement Form S-8 No. 33-47926 and Registration Statement Form S-8 No. 33-48000 of United Dominion Realty Trust, Inc. of our report dated May 19, 1994, with respect to the Statement of Rental Operations of Clover Financial Partnership Properties for the year ended December 31, 1993, included in this Form 8-K dated May 26, 1994.


/s/ Alloy, Silverstein, Shapiro, Adams, Mulford & Co.
Alloy, Silverstein, Shapiro, Adams, Mulford & Co.
Certified Public Accountants
May 24, 1994